OFFER TO PURCHASE

THE CUSHING® MLP INFRASTRUCTURE FUND

8117 Preston Road, Suite 440

Dallas, Texas 75225

Offer to Purchase up to 40% of Outstanding Common Units

Dated August 1, 2012

The Offer and Withdrawal Rights Will Expire at

11:59 p.m., Eastern time, on August 28, 2012

Unless the Offer Is Extended

To the Unitholders of The Cushing® MLP Infrastructure Fund:

The Cushing® MLP Infrastructure Fund, a Delaware statutory trust (the “Fund”), is offering to purchase, on the terms and conditions set forth in this offer and the related Letter of Transmittal (which together constitute the “Offer”), up to 40% of the outstanding common units of beneficial interest (the “Common Units”) of the Fund pursuant to tenders by holders of the Common Units (“Unitholders”) in exchange for a Repurchase Instrument (as defined herein) that provides for payment of an amount equal to the net asset value (“NAV”), determined as of September 28, 2012 (the “Valuation Date”), of the repurchased Common Units (the “Payment Amount”).

The minimum amount of Common Units that a Unitholder may tender is Common Units having an aggregate NAV equal to $5,000 as of July 31, 2012 (the latest calculation of NAV prior to the expiration of the Offer), provided, however, that if a Unitholder holds Common Units having an aggregate NAV less than $50,000 as of July 31, 2012 (the latest calculation of NAV prior to the expiration of the Offer), the minimum amount of Common Units that such Unitholder may tender is 100% of the Unitholder’s Common Units. If a Unitholder attempts to tender a portion of its Common Units in an amount that would reduce the aggregate NAV of the remaining Common Units to less than $50,000, based on NAV as of July 31, 2012 (the latest calculation of NAV prior to the expiration of the Offer), then the Unitholder shall be deemed to have tendered the entirety of its Common Units.

This Offer is being made to all Unitholders and is not conditioned on any minimum amount of Common Units being tendered, but is subject to certain conditions described below. Common Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund’s Agreement and Declaration of Trust, dated as of January 15, 2010 and as amended from time to time (the “Declaration of Trust”), and the securities laws.

Unitholders that desire to tender Common Units for purchase must do so by 11:59 p.m., Eastern time, on August 28, 2012 (the “Expiration Date”). Promptly after the Expiration Date, each Unitholder whose Common Units (or portion of them) have been accepted for repurchase will be issued and will be bound by the terms of a repurchase instrument (the “Repurchase Instrument”) reflecting the Fund’s agreement to pay the Unitholder the Payment Amount, equal to the NAV, determined as of the Valuation Date, of the repurchased Common Units, upon the terms and subject to the conditions set forth herein. A form of the Repurchase Instrument is attached hereto as Appendix A.

The Repurchase Instrument will be non-interest bearing, non-transferable and non-negotiable. Once issued a Repurchase Instrument, an investor will no longer be a Unitholder of the Fund under applicable state law and will not have the rights of a Unitholder, including without limitation voting rights. However, until payment in respect of the Repurchase Instrument is made, an investor will continue to be treated as a partner in the Fund for U.S. federal income tax purposes and to have the rights that a Unitholder would have to inspect the books and records of the Fund and to receive financial and other reports relating to the Fund. A Unitholder who is issued a Repurchase Instrument is referred to herein as a “Payee.” Payment in respect of the Repurchase Instrument will be made within 14 days after the Valuation Date (the “Payment Date”).

Unitholders may obtain monthly NAV information until the expiration of the Offer by contacting the Fund by email at investorservices@usbank.com or by telephone at (877) 653-1415, Monday through Friday, except holidays, during normal business hours of 8:30 a.m. to 5:00 p.m. (Central time). Of course, the value of your Common Units likely will change between July 31, 2012 (the latest calculation of NAV prior to the expiration of the Offer) and September 28, 2012, when the NAV of the Common Units will be determined for purposes of calculating the Payment Amount.

Unitholders desiring to tender all or any portion of their Common Units in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and mail or fax it to the Fund in the manner set forth in Section 4, below.

IMPORTANT

NEITHER THE FUND, ITS INVESTMENT ADVISER NOR ITS BOARD OF TRUSTEES MAKES ANY RECOMMENDATION TO ANY UNITHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING COMMON UNITS. UNITHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER COMMON UNITS, AND, IF THEY CHOOSE TO DO SO, THE PORTION OF THEIR COMMON UNITS TO TENDER.

BECAUSE EACH UNITHOLDER’S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER ANY UNITHOLDERS SHOULD TENDER COMMON UNITS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Questions, requests for assistance and requests for additional copies of the Offer may be directed to:

The Cushing® MLP Infrastructure Fund

c/o US Bancorp Fund Services, LLC

Attn: Investor Services

MK-WI-J1S

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

investorservices@usbank.com

Phone: (877) 653-1415

Fax: (866) 507-6267

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning the Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal.

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The Cushing® MLP Infrastructure Fund (the “Fund”) is offering to purchase common units of beneficial interest (“Common Units”) of the Fund in exchange for a Repurchase Instrument (as defined herein) that provides for payment of an amount equal to the net asset value (“NAV”), determined as of September 28, 2012 (the “Valuation Date”), of the repurchased Common Units (the “Payment Amount”) (the “Offer”).

•	The Offer will remain open until 11:59 p.m., Eastern time, on August 28, 2012 unless the Offer is extended (the “Expiration Date”).

•

Promptly after the Expiration Date, each Unitholder whose Common Units (or portion of them) have been accepted for repurchase will be issued and will be bound by the terms of a repurchase instrument (the “Repurchase Instrument”) reflecting the Fund’s agreement to pay the Common Unitholder the Payment Amount, equal to the NAV, determined as of Valuation Date, of the repurchased Common Units. The Repurchase Instrument will be non-interest bearing, non-transferable and non-negotiable. Once issued a Repurchase Instrument, an investor will no longer be a Unitholder of the Fund under applicable state law and will not have the rights of a Unitholder, including without limitation voting rights. However, until payment in respect of the Repurchase Instrument is made, an investor will continue to be treated as a partner in the Fund for U.S. federal income tax purposes and to have the rights that a Unitholder would have to inspect the books and records of the Fund and to receive financial and other reports relating to the Fund. A Unitholder who is issued a Repurchase Instrument is referred to herein as a “Payee.” The Repurchase Instrument will be held by U.S. Bancorp Fund Services, LLC (“U.S. Bank”), the Fund’s administrator, as escrow agent, on behalf of the Payee. A copy of the Repurchase Instrument may be requested by email at investorservices@usbank.com or by calling U.S. Bank at (877) 653-1415 and, upon request, will be mailed to the undersigned to the address of the undersigned as maintained in the books and records of the Fund.

•

Payment in respect of the Repurchase Instrument will be made within 14 days after the Valuation Date (the “Payment Date”). The Repurchase Instrument may be prepaid, without premium, penalty or notice, at any time on or after the Valuation Date.

•

In the event of an extension of the Offer, the Fund reserves the right to adjust the Valuation Date to correspond with such extension and all references herein to the Valuation Date shall mean such adjusted date.

•

The minimum amount of Common Units that a Unitholder may tender is Common Units having an aggregate NAV equal to $5,000 as of July 31, 2012 (the latest calculation of NAV prior to the expiration of the Offer), provided, however, that if a Unitholder holds Common Units having an aggregate NAV less than $50,000 as of July 31 2012 (the latest calculation of NAV prior to the expiration of the Offer), the minimum amount of Common Units that such Unitholder may tender is 100% of the Unitholder’s Common Units. If a Unitholder attempts to tender a portion of its Common Units in an amount that would reduce the aggregate NAV of the remaining Common Units to less than $50,000, based on NAV as of July 31, 2012 (the latest calculation of NAV prior to the expiration of the Offer), then the Unitholder shall be deemed to have tendered the entirety of its Common Units.

•	The Payment Amount will take into account and include all Fund income, gains, losses, deductions and expenses until the Valuation Date.

•

The amount that a Unitholder may expect to receive pursuant to the Repurchase Instrument in connection with a repurchase of the Unitholder’s Common Units will be the value of those Common Units determined on the Valuation Date based on the NAV per unit of the Fund’s Common Units as of the Valuation Date.

•

Although the Payment Amount required to be paid by the Fund under the Repurchase Instrument will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the Payment Amount due by an in-kind distribution of securities. Any determination to make payment through an in-kind distribution will be made by the Board. It is not expected that the Fund would make any payment through an in-kind distribution of securities except in unusual circumstances.

•

The Fund is offering to purchase up to 40% of the outstanding Common Units. If more than 40% of the Fund’s outstanding Common Units are duly tendered to the Fund prior to the expiration of the Offer and not withdrawn pursuant to Section 6 below, the Fund will, in the sole and absolute discretion of the Fund’s Board of Trustees (the “Board”), either: (i) repurchase only a pro rata portion of the amount of Common Units tendered by each Unitholder according to the amount of Common Units tendered by each Common Unitholder as of the Expiration Date, or (ii) to the extent permissible under the Declaration of Trust and applicable law, extend the Offer, if necessary, and increase the amount of Common Units that the Fund is offering to purchase to a number it believes sufficient to accommodate the excess Common Units tendered as well as any Common Units tendered during the extended Offer. The Offer may be extended, amended or canceled in various other circumstances as described in Section 8 below.

•

Following this Summary Term Sheet is a formal notice of the Fund’s offer to purchase your Common Units. The offer remains open to you until 11:59 p.m., Eastern time, on August 28, 2012, the expected expiration date of the Offer. Until that time, you have the right to change your mind and withdraw any tender of your Common Units. Unitholders will also have the right to withdraw the tender of Common Units at any time after September 30, 2012, to the extent the Common Units have not yet been accepted for purchase.

•

If you would like to tender your Common Units (or a portion of your Common Units) for repurchase, you should (i) hand deliver or mail the Letter of Transmittal (enclosed with the Offer), to the Fund at The Cushing® MLP Infrastructure Fund, c/o US Bancorp Fund Services, LLC, Attn: Investor Services, MK-WI-J1S, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202; or (ii) fax it to the Fund at (866) 507-6267. If you fax the Letter of Transmittal, you should mail the original Letter of Transmittal to the Fund promptly after you fax it (although the original does not have to be received before 11:59 p.m., Eastern time, on August 28, 2012.

•

Unitholders may obtain monthly NAV information until the expiration of the Offer by contacting the Fund by e-mail at investorservices@usbank.com or by telephone at (877) 653-1415, Monday through Friday, except holidays, during normal business hours of 8:30 a.m. to 5:00 p.m. (Central time). Of course, the value of your Common Units likely will change between July 31, 2012 (the latest calculation of NAV prior to the expiration of the Offer) and September 28, 2012 when the NAV of the Common Units will be determined for purposes of calculating the Payment Amount.

•

In the event that Unitholders elect to tender an amount of Common Units having a specified aggregate NAV, the number of Common Units being tendered will be determined based on the NAV per Common Unit as of July 31, 2012 (the latest calculation of NAV prior to the expiration of the Offer), while the Payment Amount will be determined based on the NAV per Common Unit as of September 28, 2012, the Valuation Date. Therefore, the Payment Amount received may be more or less than the dollar amount specified to be tendered.

•

Please note that just as you have the right to withdraw the tender of your Common Units, the Fund has the right to cancel, amend or postpone this Offer at any time before 11:59 p.m., Eastern time, on August 28, 2012.

1.	Background and Purpose of the Offer

The purpose of this Offer to repurchase Common Units of the Fund is to provide liquidity to Unitholders, as contemplated by and in accordance with the procedures set forth in the Fund’s Confidential Private Placement Memorandum (the “Memorandum”). Because there is no secondary trading market for Common Units and transfers of Common Units are prohibited without prior approval of the Fund, the Board has determined, after consideration of various factors, including but not limited to those set forth in the Memorandum, that the Offer is in the best interests of Unitholders in order to provide liquidity for Common Units as contemplated in the Memorandum. The Board intends to consider the continued desirability of making an offer to purchase Common Units each quarter, but the Fund is not required to make any such offer.

The purchase of Common Units pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Unitholders that do not tender Common Units. Unitholders that retain their Common Units may be subject to increased risks due to the reduction in the Fund’s aggregate assets resulting from payment for the Common Units tendered. A reduction in the aggregate assets of the Fund may result in Unitholders that do not tender Common Units bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline.

Common Units that are tendered to the Fund in connection with this Offer will be retired, although the Fund will issue new Common Units from time to time as set forth in the Memorandum. The Fund currently expects that it will accept subscriptions for Common Units as of the first business day of each calendar month, but is under no obligation to do so, and may do so more frequently as determined by the Board.

The tender of Common Units by a Unitholder will not affect the record ownership of such Unitholder for purposes of voting or entitlement to any distributions payable by the Fund unless and until such Common Units are actually repurchased. Also realize that although the Offer expires on August 28, 2012, you will remain a Unitholder of the Fund with respect to the Common Units you tendered that are accepted for repurchase by the Fund until the issuance of the Repurchase Instrument representing payment for the Common Units tendered.

Unitholders may obtain monthly NAV information until the expiration of the Offer by contacting the Fund by e-mail at investorservices@usbank.com or by telephone at (877) 653-1415, Monday through Friday, except holidays, during normal business hours of 8:30 a.m. to 5:00 p.m. (Central time). Of course, the value of your Common Units likely will change between July 31, 2012 (the latest calculation of NAV prior to the expiration of the Offer) and September 28, 2012 when the NAV of the Common Units will be determined for purposes of calculating the Payment Amount.

2.	Offer to Purchase and Price

The Fund will, on the terms and subject to the conditions of the Offer, repurchase up to 40% of its outstanding Common Units that are properly tendered by Unitholders and not withdrawn (in accordance with Section 5 below) prior to the Expiration Date. The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 3 and 7 below. Common Units will be repurchased in the Offer in exchange for a Repurchase Instrument that provides for payment of the Payment Amount, equal to the NAV, determined as of the Valuation Date, of the repurchased Common Units.

3.	Amount of Tender

Subject to the limitations set forth below, Unitholders may tender all of their Common Units or a portion of their Common Units. The minimum amount of Common Units that a Unitholder may tender is Common Units having an aggregate NAV equal to $5,000 as of July 31, 2012 (the latest calculation of NAV prior to the expiration of the Offer), provided, however, that if a Unitholder holds Common Units having an aggregate NAV less than $50,000 as of July 31, 2012 (the latest calculation of NAV prior to the expiration of the Offer), the minimum amount of Common Units that such Unitholder may tender is 100% of the Unitholder’s Common Units.

If a Unitholder attempts to tender a portion of its Common Units in an amount that would reduce the aggregate NAV of the remaining Common Units to less than $50,000, based on NAV as of July 31, 2012 (the latest calculation of NAV prior to the expiration of the Offer), then the Unitholder shall be deemed to have tendered the entirety of its Common Units. The Offer is being made to all Unitholders and is not conditioned on any minimum amount of Common Units being tendered.

If any or all of the Common Units are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 5 below, the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Common Units so tendered unless the Trustees elect to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 7 below.

If the amount of Common Units properly tendered prior to the Expiration Date and not withdrawn is less than or equal to 40% of the outstanding Common Units, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Common Units so tendered.

If more than 40% of the outstanding Common Units are duly tendered prior to the expiration of the Offer and not withdrawn, the Fund will, in the sole and absolute discretion of the Board, either: (i) repurchase only a pro rata portion of the amount of Common Units tendered by each Unitholder according to the amount of Common Units tendered by each Common Unitholder as of the Expiration Date, or (ii) to the extent permissible under the Declaration of Trust and applicable law, extend the Offer, if necessary, and increase the amount of Common Units that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Common Units tendered as well as any Common Units tendered during the extended Offer.

4.	Procedures for Tenders

Unitholders wishing to tender Common Units pursuant to the Offer should mail, hand deliver or fax a completed and executed Letter of Transmittal to the Fund at The Cushing® MLP Infrastructure Fund, c/o US Bancorp Fund Services, LLC, Attn: Investor Services, MK-WI-J1S, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or fax it to the Fund at (866) 507-6267. The completed and executed Letter of Transmittal must be received, either by hand delivery, mail or by fax, no later than 11:59 p.m., Eastern time, on the Expiration Date.

The Fund recommends that all documents be submitted via hand delivery or certified mail, return receipt requested, or by facsimile transmission. A Unitholder choosing to fax a Letter of Transmittal must also send or deliver the original completed and executed Letter of Transmittal promptly thereafter. Unitholders wishing to confirm receipt of a Letter of Transmittal may contact the Fund at The Cushing® MLP Infrastructure Fund, c/o US Bancorp Fund Services, LLC, Attn: Investor Services, MK-WI-J1S, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, fax at (866) 507-6267 or email at investorservices@usbank.com. The method of delivery of any documents is at the election and complete risk of the Unitholder tendering Common Units including, but not limited to, the failure to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Common Units or any particular Unitholder, and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. Neither the Fund nor its agents shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

5.	Withdrawal Rights

Any Unitholder tendering Common Units pursuant to this Offer may withdraw its tender at any time prior to 11:59 p.m., Eastern time, on the Expiration Date. Unitholders will also have the right to withdraw the tender of Common Units at any time after September 30, 2012, to the extent the Common Units have not yet been accepted for purchase. To be effective, any notice of withdrawal of a tender must be timely received by the Fund at The Cushing® MLP Infrastructure Fund, c/o US Bancorp Fund Services, LLC, Attn: Investor Services, MK-WI-J1S, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or by fax at (866) 507-6267. A form to give notice of withdrawal of a tender is available by e-mail at investorservices@usbank.com or by calling the Fund at (877) 653-1415. All questions as to the form and validity (including time of receipt) of notices of withdrawal of a tender will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. A tender of Common Units properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Common Units may be tendered again prior to the Expiration Date by following the procedures described in Section 4.

6.	Repurchases and Payment

For purposes of the Offer, the Fund will be deemed to have accepted (and thereby repurchased) Common Units that are tendered as, if, and when, it gives written notice to the tendering Unitholder of its election to repurchase such Common Units.

Promptly after the Expiration Date, each Unitholder whose Common Units (or portion of them) have been accepted for repurchase will be issued and will be bound by the terms of a Repurchase Instrument reflecting the Fund’s agreement to pay the Unitholder the Payment Amount, equal to the NAV, determined as of the Valuation Date, of the repurchased Common Units.

In the event of an extension of the Offer, the Fund reserves the right to adjust the Valuation Date to correspond with such extension and all references herein to the Valuation Date shall mean such adjusted date.

The Repurchase Instrument will be non-interest bearing, non-transferable and non-negotiable. Once issued a Repurchase Instrument, an investor will no longer be a Unitholder of the Fund under applicable state law and will not have the rights of a Unitholder, including without limitation voting rights. However, until payment in respect of the Repurchase Instrument is made, an investor will continue to be treated as a partner in the Fund for U.S. federal income tax purposes and to have the rights that a Unitholder would have to inspect the books and records of the Fund and to receive financial and other reports relating to the Fund. A Unitholder who is issued a Repurchase Instrument is referred to herein as a “Payee.”

The Repurchase Instrument will be held by U.S. Bank, the Fund’s administrator, as escrow agent, on behalf of the Payee. A copy of the Repurchase Instrument may be requested by e-mail at investorservices@usbank.com or by calling U.S. Bank at (877) 653-1415 and, upon request, will be mailed to the undersigned to the address of the undersigned as maintained in the books and records of the Fund.

Payment in respect of the Repurchase Instrument will be made within fourteen (14) days after the Valuation Date. The Repurchase Instrument may be prepaid, without premium, penalty or notice, at any time on or after the Valuation Date. The Payment Amount will take into account and include all Fund income, gains, losses, deductions and expenses until the Valuation Date.

The Payment Amount that a Unitholder may expect to receive will be the value of the repurchased Common Units determined on the Valuation Date based on the NAV of the Common Units as of the Valuation Date. Although the Payment Amount required to be paid by the Fund under the Repurchase Instrument will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the Payment Amount due by an in-kind distribution of securities. Any determination to make payment through an in-kind distribution will be made by the Board. It is not expected that the Fund would make any payment through an in-kind distribution of securities except in unusual circumstances.

It is expected that payments under the Repurchase Instrument will be derived from: (a) cash on hand; (b) sales of portfolio securities; and/or (c) possibly borrowings, as described below. Neither the Fund nor its investment adviser has determined at this time to borrow funds to purchase Common Units tendered in connection with the Offer. However, depending on the dollar amount of Common Units tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to finance any portion of the purchase price, subject to compliance with applicable law, through borrowings.

In the event that Unitholders elect to tender an amount of Common Units having a specified aggregate NAV, the number of Common Units being tendered will be determined based on the NAV per Common Unit as of July 31, 2012 (the latest calculation of NAV prior to the expiration of the Offer), while the Payment Amount will be determined based on the NAV per Common Unit as of September 28, 2012, the Valuation Date. Therefore, the Payment Amount received may be more or less than the dollar amount specified to be tendered.

7.	Certain Conditions of the Offer

Notwithstanding any other provision of the Offer, it is the announced policy of the Board, which may be changed by the Boards, that the Fund cannot accept tenders or effect repurchases if:

(a) such transactions, if consummated, would (a) impair the Fund’s status as a registered investment company under the 1940 Act; or (b) result in a failure to comply with the applicable asset coverage requirements in the event any senior securities of the Fund are issued and outstanding;

(b) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund’s investment objectives and policies in order to repurchase Common Units tendered pursuant to the Offer;

(c) there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or any judgment, order or injunction sought, or any other action taken by any person or entity, which (a) restrains, prohibits or materially delays the making or consummation of the Offer; (b) challenges the acquisition by the Fund of Common Units pursuant to the Offer or the Board’s fulfillment of its fiduciary obligations in connection with the Offer; (c) seeks to obtain any material amount of damages in connection with the Offer; (d) or otherwise directly or indirectly adversely affects the Offer or the Fund;

(d) there is any (a) suspension of or limitation on prices for trading securities generally on the New York Stock Exchange or other national securities exchange(s) or any over-the-counter market where the Fund has a material investment; (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; (c) limitation imposed by federal or state authorities on the extension of credit by lending institutions; (d) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or (e) in the Board’s judgment, other event or condition which would have a material adverse effect on the Fund or the Unitholders if tendered Common Units were purchased;

(7) there is a material decrease in the NAV of the Fund relative to the NAV of the Fund as of commencement of the Offer; or

(8) the Board determines that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or the Unitholders.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, before the payment date, in its sole discretion. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by the Fund concerning the events described above will be final and binding on all parties.

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Unitholders of such extension. During any such extension, all Common Units previously tendered and not withdrawn will remain subject to the Offer. In the event of an extension of the Offer, the Fund reserves the right to adjust the Valuation Date to correspond with such extension and all references herein to the Valuation Date shall mean such adjusted date.

The Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer in the circumstances set forth in the following paragraph and in the event of such cancellation not to purchase or pay for any Common Units tendered pursuant to the Offer; (b) amend the Offer; and (c) postpone the acceptance of Common Units. If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Securities Exchange Act of 1934 (the “1934 Act”). These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. There can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

8.	Certain Information About the Fund

The Fund is organized as a Delaware statutory trust. The principal executive offices of the Fund are located at 8117 Preston Road, Suite 440, Dallas, Texas 75225. The telephone number of the Fund is (214) 692-6334. Common Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Declaration of Trust and the Securities Act.

The Memorandum states that the Fund intends to consider effecting quarterly tender offers and the Fund is currently engaged in a continuous private offering of the Common Units. Apart from facts set forth in the immediately preceding sentence, the Fund does not have any plans, proposals or negotiations that relate to or would result in (1) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (2) a purchase, sale or transfer of a material amount of assets of the Fund; (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Fund; (4) any change in the present Board or management of the Fund, including but not limited to, any plans or proposal to change the number or the term of trustees or to change any material term of the employment contract of any executive officer; (5) any other material change in the Fund’s structure or business, including any plans or proposals to make any changes in its investment policy for which a vote would be required by Section 13 of the Investment Company Act of 1940, as amended; (6) any class of equity securities of the Fund to be de-listed from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association; (7) any class of equity securities of the Fund becoming eligible for termination of registration under Section 12(g)(4) of the 1934 Act; (8) the suspension of the Fund’s obligation to file reports under Section 15(d) of the 1934 Act; (9) the acquisition by any person of additional securities of the Fund or the disposition of securities of the Fund other than as set forth in the Memorandum; or (10) any changes in the Fund’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

The Fund’s trustees are Brian R. Bruce, Edward N. McMillan, Ronald P. Trout and Jerry V. Swank. The business address of each trustee is c/o The Cushing® MLP Infrastructure Fund, 8117 Preston Road, Suite 440, Dallas, Texas 75225.

Based on the Common Units outstanding as of June 29, 2012, the following persons (the named individuals are the Fund’s trustees and officers) own the number of Common Units set forth below:

Number of Common Units
Cushing® MLP Asset Management, L.P.	374
Jerry V. Swank*	374
Brian R. Bruce	0
Edward N. McMillan	0
Ronald P. Trout	0
John H. Alban	0
Daniel L. Spears	0
Barry Y. Greenberg	0
Elizabeth F. Toudouze	0
John M. Musgrave	0

*	By virtue of his control of the investment adviser, Mr. Swank may be deemed to beneficially own the Common Units held by the investment adviser.

Other than as listed above, no trustee or officer of the Fund and no person controlling the Fund or the investment adviser nor any associate or majority-owned subsidiary of such person owns (directly or indirectly) Common Units of the Fund. Unless otherwise noted, addresses for each of the persons listed above is 8117 Preston Road, Suite 440, Dallas, Texas 75225.

Based upon the Fund’s records and upon information provided to the Fund by its Trustees and executive officers, there have not been any transactions involving the Common Units that were effected during the past 60 business days by the Fund, or to the best of the Fund’s knowledge, any executive officer or trustee of the Fund, any person controlling the Fund, any executive officer or director of any corporation ultimately in control of the Fund or by any associate or subsidiary of any of the foregoing, including any executive officer or director of any such subsidiary, except in connection with the Fund’s issuance and sale of Common Units in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act of 1933.

To the Fund’s knowledge, no executive officer, trustee, or other affiliate plans to tender, and the Fund presently has no plans to purchase the Common Units of any executive officer, trustee or other affiliate of the Fund pursuant to the Offer.

The Memorandum and the Fund’s Agreement and Declaration of Trust provide that the Board has the discretion to determine whether the Fund will purchase Common Units from Unitholders from time to time pursuant to written tenders. The Memorandum also states that the Adviser expects that it will recommend to the Board that the Fund offer to purchase Units from Unitholders quarterly. Apart from facts set forth above, the Fund does not know of any contract, agreement, arrangement, understanding or relationship, whether contingent or otherwise or whether or not legally enforceable, between the Fund, any of the Fund’s executive officers or trustees, any person controlling the Fund, or any executive officer or director of any corporation ultimately in control of the Fund, and any person with respect to any securities of the Fund (including, but not limited to, any contract, agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

Except as described in this Offer to Purchase, the Fund is not aware of any governmental license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Common Units as contemplated by the Offer or, of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Fund’s acquisition or ownership of Common Units as contemplated by the Offer. Should any such approval or other action be required, the Fund currently contemplates that it will seek approval or other action will be sought. The Fund cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Common Units tendered in response to the Offer, pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligation to accept for payment and pay for Common Units under the Offer is subject to various conditions.

9.	Material U.S. Federal Income Tax Consequences.

The following summary is a discussion of the material U.S. federal income tax consequences of the Offer that may be relevant to Unitholders who tender some or all of their Common Units for cash pursuant to the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, rulings issued by the Internal Revenue Service (the “IRS”), and judicial decisions and other applicable authorities, all as of the date hereof. All of the foregoing are subject to change or differing interpretations, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to those described herein. This summary does not purport to discuss all aspects of U.S. federal income taxation which may be important to a particular person in light of its investments or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, and insurance companies), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. This summary assumes that the Common Units are held by the Unitholders for investment purposes (commonly referred to as “capital assets”). No advance ruling has been or will be sought from the IRS regarding any matter discussed herein. Further, no opinion of counsel has been or will be obtained with regard to the Offer.

The U.S. federal income tax treatment of a Unitholder participating in the offer depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. Accordingly, you should consult your tax adviser regarding the U.S. federal, state, local and foreign tax consequences of tendering your Common Units of the Fund pursuant to the Offer or of a decision not to tender in light of your specific tax situation.

Tax Consequences to Unitholders. A distribution by the Fund of a Repurchase Instrument to a Unitholder will not be a taxable event to the Unitholder. Rather, the Unitholder will continue to be treated as a partner in the Fund for U.S. federal income tax purposes with respect to those units tendered in exchange for a Repurchase Instrument, even if a Unitholder tenders all of his, her or its Common Units for redemption. Accordingly, each Unitholder, in computing its U.S. federal income tax, will include its allocable share of Fund items of income, gain, loss, deduction and expense allocated to the Repurchase Instrument for the period during which such Unitholder holds the Repurchase Instrument, as determined by the provisions of the Fund’s Declaration of Trust if such allocations are in accordance with section 704 of the Code and the Treasury Regulations thereunder. If the IRS successfully challenged any of such allocations of the Fund, and there can be no assurance that the IRS might not, the redetermination of the allocations to a particular Unitholder for U.S. federal income tax purposes may be less favorable than the allocations set forth in the Declaration of Trust.

A distribution by the Fund in payment of a Repurchase Instrument that was distributed to a Unitholder in respect of less than all of a Unitholder’s Common Units will reduce, but not below zero, the Unitholder’s adjusted tax basis in all of his, her or its Common Units held immediately before the payment in respect of the Repurchase Instrument (see “Adjusted Tax Basis” below). If the payment in respect of the Repurchase Instrument by the Fund to a Unitholder exceeds the Unitholder’s adjusted tax basis in his, her or its Common Units, the excess will be taxable to the Unitholder as though it were a gain from a sale or exchange of the Common Units. Such gain generally will be long-term capital gain if the Unitholder’s Common Units have been held for more than one year. Amounts realized attributable to the Unitholder’s allocable share of the Fund’s “unrealized receivables” or “substantially appreciated inventory,” each as defined in section 751 of the Code, may be treated as ordinary income, taxable at ordinary income rates. It is possible that partial redemptions made during the taxable year could result in taxable gain to a Unitholder where no gain would otherwise have resulted if the same partial redemption were made at the end of the taxable year.

A Unitholder who redeems for cash all of his, her or its Common Units will recognize gain or loss measured by the difference between the amount realized on the payment in respect of the Repurchase Instrument and the Unitholder’s adjusted tax basis in the Repurchase Instrument sold (see “Adjusted Tax Basis” below). Such gain or loss generally will be long-term capital gain or loss if the Unitholder’s redeemed Common Units have been held for more than one year at the time payment is made in respect of the Repurchase Instrument. The amount realized will include the Unitholder’s allocable share of Fund nonrecourse borrowings (as defined for U.S. federal income tax purposes), if any, as well as any proceeds from the payment in respect of the Repurchase Instrument. Amounts realized attributable to the Unitholder’s allocable share of the Fund’s “unrealized receivables” or “substantially appreciated inventory,” each as defined in section 751 of the Code, may be treated as ordinary income, taxable at ordinary income rates.

Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a favorable maximum U.S. federal income tax rate.

Adjusted Tax Basis. A Unitholder’s adjusted tax basis in its Common Units is equal to the Unitholder’s aggregate capital contributions to the Fund as adjusted by certain items. Basis is generally increased by the Unitholder’s allocable share of Fund profits (and items of income and gain) and Fund nonrecourse borrowings (as defined for U.S. federal income tax purposes), if any. Basis is generally decreased by the Unitholder’s allocable share of Fund losses (and items of loss, deduction and expense), the amount of cash distributed by the Fund to the Unitholder, and the Fund’s tax basis of property (other than cash) distributed by the Fund to the Unitholder and any reduction in the Unitholder’s allocable share of Fund nonrecourse borrowings (as defined for U.S. federal income tax purposes), if any.

A Repurchase Instrument that is distributed to a Unitholder in respect of less than all of a Unitholder’s Common Units will not affect the aggregate adjusted tax basis of the Unitholder’s remaining Common Units immediately before the distribution. Accordingly, the Unitholder’s aggregate adjusted basis in his, her or its Common Units immediately before the distribution of the Repurchase Instrument will equal the Unitholder’s aggregate adjusted basis for such Unitholder’s remaining Common Units following the distribution of the Repurchase Instrument.

If a Repurchase Instrument is distributed to a Unitholder in respect of all of a Unitholder’s Common Units, the adjusted tax basis of the Repurchase Instrument will equal the aggregate adjusted basis of the Common Units immediately before the distribution of the Repurchase Instrument. In such a case, the adjusted tax basis of the Repurchase Instrument will generally be increased by the Unitholder’s allocable share of Fund profits (and items of income and gain) and Fund nonrecourse borrowings (as defined for U.S. federal income tax purposes), if any. The Repurchase Instrument’s basis will generally be decreased by the Unitholder’s allocable share of Fund losses (and items of loss, deduction and expense), the amount of cash distributed by the Fund to the Unitholder, and the Fund’s tax basis of property (other than cash) distributed by the Fund to the Unitholder and any reduction in the Unitholder’s allocable share of Fund nonrecourse borrowings (as defined for U.S. federal income tax purposes), if any, as if such Unitholder still held his, her or its Common Units tendered in exchange for the Repurchase Instrument.

Information Reporting and Backup Withholding. If you tender any Common Units, you must report the transaction by filing a statement with your U.S. federal income tax return for the year of the tender which provides certain required information to the IRS. To prevent possible application of back-up U.S. federal income tax withholding with respect to the payment of the Offer consideration, you are generally required to provide us with your correct taxpayer identification number. Back-up withholding is not an additional tax. Any amounts withheld under the back-up withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

State and Local Withholding. If you tender any Common Units pursuant to this Offer, the Fund may be required under state or local tax laws to deduct and withhold a portion of the Offer price. You should consult your tax advisor concerning whether any state or local withholding would be required on a disposition of your Common Units and whether such amounts may be available to you as a credit on your state or local tax returns.

10.	Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from, Unitholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of the Fund not contained in the Offer documents and, if given or made, such information or representation must not be relied upon as having been authorized.

The Fund is subject to the informational requirements of the 1940 Act and in accordance therewith files annual reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”) relating to its business, financial condition and other matters. The Fund is required to disclose in such proxy statements certain information, as of particular dates, concerning the Fund’s Trustees and executive officers, their remuneration, the principal holders of the Fund’s securities and any material interest of such persons in transactions with the Fund. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the SEC’s web site (http://www.sec.gov).

11.	Financial Statements

Fiscal Year Ended November 30, 2011

INDEPENDENT AUDITORS’ REPORT

To the Participants and Board of Trustees of

The Cushing MLP Infrastructure Fund

We have audited the accompanying statement of assets and liabilities of The Cushing MLP Infrastructure Fund (the “Fund”), including the condensed schedule of investments, as of November 30, 2011, and the related statements of operations, changes in net assets and cash flows for the year then ended. These financial statements are the responsibility of the management of the Fund. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Cushing MLP Infrastructure Fund as of November 30, 2011, and the results of its operations, changes in its net assets and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rothstein Kass

Dallas, Texas
March 7, 2012

STATEMENT OF ASSETS AND LIABILITIES

November 30, 2011

Assets

Investments in securities, at fair value (cost $11,697,138)	$12,032,302
Due from broker	515,325
Other assets	20,265

Total assets	12,567,892

Liabilities

Advance subscriptions	400,000
Due to Adviser	30,000
Management fee payable	109

Total liabilities	430,109

Net assets	$12,137,783

Units outstanding	18,334.46

Net asset value per unit	$662.02

See accompanying notes to financial statements.

STATEMENT OF OPERATIONS

November 30, 2011

Investment income
Dividends	$552,496

Expenses
Management fee	96,486
Professional fees and other	64,900

Total expenses, before expenses paid by Adviser	161,386
Expenses paid by Adviser	(58,561)

Total expenses, net of expenses paid by Adviser	102,825

Net investment income	449,671

Realized and unrealized gain (loss) on investments

Net realized gain on securities	494,756
Net change in unrealized appreciation or depreciation on securities	(126,930)

Net gain on investments	367,826

Net change in net assets resulting from operations	$817,497

See accompanying notes to financial statements.

STATEMENT OF CHANGES IN NET ASSETS

Year Ended November 30, 2011

Operations
Net investment income	$449,671
Net realized gain on securities	494,756
Net change in unrealized appreciation or depreciation on securities	(126,930)

Net change in net assets resulting from operations	817,497

Distributions to unitholders	(441,156)

Unit transactions
Proceeds from unitholder subscriptions	6,838,000
Distribution reinvestments	371,210
Payments for redemptions	(340,000)

6,869,210

Net change in net assets	7,245,551

Net assets, beginning of year	4,892,232

Net assets, end of year	$12,137,783

See accompanying notes to financial statements.

STATEMENT OF CASH FLOWS

Year Ended November 30, 2011

Cash flows from operating activities
Net change in net assets resulting from operations	$817,497
Adjustments to reconcile net change in net assets resulting from operations to net cash used in operating activities:
Net realized gain on securities	(494,756)
Net change in unrealized appreciation or depreciation on securities	126,930
Changes in operating assets and liabilities:
Purchases of investments in securities	(18,694,656)
Proceeds from sales of investments in securities	11,968,937
Due from broker	(515,325)
Other assets	6,235
Receivable from Adviser	4,000
Due to Adviser	30,000
Management fee payable	(3,896)
Due to broker	(43,020)
Accrued expenses	(30,000)

Net cash used in operating activities	(6,828,054)

Cash flows from financing activities
Proceeds from issuance of units, net of advance subscriptions	7,238,000
Payments for redemption of units	(340,000)
Dividends paid to unitholders	(69,946)

Net cash provided by financing activities	6,828,054

Net change in cash	—

Cash, beginning of year	—

Cash, end of year	$—

See accompanying notes to financial statements.

CONDENSED SCHEDULE OF INVESTMENTS

Year Ended November 30, 2011

	Number of Shares	Percentage of Net Assets	Fair Value

Investments in securities, at fair value

Master limited partnerships
United States
Crude oil/refined products, pipelines and storage
Kinder Morgan Energy Partners, L.P.	5,300	3.4%	$414,460
Other		31.0	3,772,242
Natural gas gathering/processing
Targa Resources Partners LP	15,438	4.8	579,388
Other		20.2	2,446,076
Natural gas/natural gas liquid pipelines and storage
Energy Transfer Partners, L.P.	11,800	4.3	516,368
Energy Transfer Equity, L.P.	12,980	3.8	458,064
Other		16.3	1,988,623
Coal		7.8	949,786

Total master limited partnerships (cost $10,806,192)		91.6	11,125,007

Common stocks
United States
Natural gas gathering/processing
Targa Resources, Inc.	16,500	4.7	570,405

Crude oil/refined products, pipelines and storage
Kinder Morgan, Inc.	11,420	2.8	336,890

Total common stocks (cost $890,946)		7.5	907,295

Total investments in securities, at fair value (cost $11,697,138)		99.1%	$12,032,302

See accompanying notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

1.	Nature of operations and summary of significant accounting policies

Nature of Operations

The Cushing MLP Infrastructure Fund (the “Fund”), was organized as a Delaware statutory trust, pursuant to an agreement and declaration of trust, dated January 15, 2010 (the “Declaration of Trust”). The Fund’s investment objective is to seek to produce current income and capital appreciation. The Fund anticipates that it will register as a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended at such time, if any, as the Fund accepts in excess of 99 investors. The Fund commenced operations on March 1, 2010. The Fund is managed by Cushing MLP Asset Management, LP (formerly known as Swank Energy Income Advisors, LP) (the “Adviser”). Refer to the Fund’s offering memorandum for more information.

Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as detailed in the Financial Accounting Standards Board’s Accounting Standards Codification.

These financial statements were approved by management and available for issuance on March 7, 2012. Subsequent events have been evaluated through this date.

Fair Value — Definition and Hierarchy

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Fund uses various valuation approaches. A fair value hierarchy for inputs is used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs are to be used when available. The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Fund has the ability to access.

Level 2 — Valuation based on inputs, other than quoted prices included in Level 1, that are observable either directly or indirectly.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Fair value is a market-based measure, based on assumptions of prices and inputs considered from the perspective of a market participant that are current as of the measurement date, rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Fund’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date.

NOTES TO FINANCIAL STATEMENTS

1.	Nature of operations and summary of significant accounting policies (continued)

Fair Value — Definition and Hierarchy (continued)

The availability of valuation techniques and observable inputs can vary from investment to investment and are affected by a wide variety of factors, including the type of investment, whether the investment is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the investments existed. Accordingly, the degree of judgment exercised by the Fund in determining fair value is greatest for investments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement.

Fair Value — Valuation Techniques and Inputs

Investments in Securities

Investments in securities that are freely tradable and are listed on major securities exchanges are valued at their last reported sales price as of the valuation date.

To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy. Securities traded on inactive markets or valued by reference to similar instruments are generally categorized in Level 2 of the fair value hierarchy.

Investment Transactions and Related Investment Income

Investment transactions are accounted for on a trade-date basis. Dividends are recorded on the ex-dividend date and include distributions from master limited partnerships.

Income Taxes

The Fund does not record a provision for U.S. federal, state, or local income taxes because the unitholders report their share of the Fund’s income or loss on their income tax returns. The Fund files an income tax return in the U.S. federal jurisdiction, and may file income tax returns in various U.S. states. Generally, the Fund is subject to income tax examinations by major taxing authorities for all tax years since its inception.

In accordance with GAAP, the Fund is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authorities. Based on its analysis, the Fund has determined that it has not incurred any liability for unrecognized tax benefits as of November 30, 2011. The Fund does not expect that its assessment regarding unrecognized tax benefits will materially change over the next twelve months. However, the Fund’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, compliance with U.S. federal, U.S. state and foreign tax laws, and changes in the administrative practices and precedents of the relevant taxing authorities.

NOTES TO FINANCIAL STATEMENTS

1.	Nature of operations and summary of significant accounting policies (continued)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Fund’s management to make estimates and assumptions that affect the amounts disclosed in the financial statements. Actual results could differ from those estimates.

2.	Fair value measurements

The Fund’s assets recorded at fair value have been categorized based upon a fair value hierarchy as described in the Fund’s significant accounting policies in Note 1. The following table presents information about the Fund’s assets measured at fair value as of November 30, 2011:

	Level 1	Level 2	Level 3	Total
Assets (at fair value)

Investments in securities
Master limited partnerships	$11,125,007	$—	$—	$11,125,007
Common stocks	907,295	—	—	907,295

Total investments in securities	$12,032,302	$—	$—	$12,032,302

During the year ended November 30, 2011, the Fund did not have any significant transfers between any of the levels of the fair value hierarchy.

3.	Due from broker

In the normal course of business, substantially all of the Fund’s securities transactions, money balances, and security positions are transacted through the Fund’s prime broker — BNP Paribas Prime Brokerage, Inc. The Fund is subject to credit risk to the extent any broker with which it conducts business is unable to fulfill contractual obligations on its behalf. The Fund’s management monitors the financial condition of the prime broker and does not anticipate any losses from this counterparty.

NOTES TO FINANCIAL STATEMENTS

4.	Unit transactions

Common units of beneficial interest (“Common Units”) of the Fund may be offered or sold in a private placement to persons who satisfy the suitability standards set forth in the offering memorandum. The Fund offers Common Units at which are generally expected to occur on the first business day of each month. Each investor’s subscription will be made in accordance with the subscription agreement and will be denominated in Common Units having a purchase price equal to the net asset value per Common Unit on the day following the first day of the month. Each investor will be issued a number of Common Units equal to the investor’s contribution divided by the purchase price per Common Unit. The Fund will notify each investor directly of the number of Common Units issued to such investor. As of November 30, 2011, the Fund had 18,334.46 Common Units outstanding.

In accordance with the offering memorandum, profits and losses of the Fund are allocated to unitholders according to their respective interests in the Fund.

The Fund generally intends to pay distributions quarterly, in such amounts as may be determined from time to time by the Fund’s Board of Trustees. Unless a unitholder elects otherwise, distributions, if any, will be automatically reinvested in additional Common Units in the Fund. As of November 30, 2011, the Fund issued 575.50 units through its dividend reinvestment plan.

Unitholders have redemption rights which contain certain restrictions with respect to rights of redemption of units as specified in the offering memorandum. Refer to the Fund’s offering memorandum for more information.

Advanced subscriptions represent amounts owed to unitholders for cash received prior to the effective date of such subscriptions.

5.	Related party transactions

The Fund pays the Adviser a management fee, calculated and payable monthly in advance, equal to 0.083% (1.0% per annum) of the net assets of the Fund determined as of the beginning of each calendar month.

For the fiscal year ended November 30, 2011, the Adviser has agreed to pay for the Fund’s expenses on behalf of the Fund. As of November 30, 2011, the Adviser paid $58,561 of professional fees on behalf of the Fund.

The Adviser paid for $30,000 of the organizational costs on behalf of the Fund. This is included in due to Adviser on the statement of assets and liabilities.

Jerry V. Swank, the founder and managing partner of the Adviser, is Chairman of the Fund’s Board of Trustees.

6.	Fund’s administrator

J.D. Clark & Company serves as the Fund’s administrator and performs certain administrative and clerical services on behalf of the Fund.

NOTES TO FINANCIAL STATEMENTS

7.	Financial highlights

Financial highlights for the year ended November 30, 2011 are as follows:

Per unit operating performance
Net asset value, beginning of year	$619.78

Income from investment operations:
Net investment income	29.24
Net gain on investments	43.66

Total from investment operations	72.90

Distributions to unitholders	(30.66)

Net asset value, end of year	$662.02

Total return	12.0%

Ratio to average net assets
Expenses	1.6%
Expenses paid by Adviser	(0.6)

Net expenses	1.0%

Net investment income	4.6%

An individual unitholder’s return and ratios may vary based on the timing of capital transactions.

8.	Subsequent events

From December 1, 2011 through March 7, 2012, the Fund accepted additional subscriptions of approximately $2,838,000.

On December 1, 2011 and March 1, 2012, the Fund issued 226.62 and 210.65 units, respectively, through its dividend reinvestment plan.

Fiscal Year Ended November 30, 2010

INDEPENDENT AUDITORS’ REPORT

To the Participants and Board of Trustees of

The Cushing MLP Infrastructure Fund

We have audited the accompanying statement of assets and liabilities, including the condensed schedule of investments, of The Cushing MLP Infrastructure Fund (the “Fund) as of November 30, 2010, and the related statements of operations, changes in net assets and cash flows for the period March 1, 2010 (commencement of operations) through November 30, 2010. These financial statements are the responsibility of the management of the Fund. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Cushing MLP Infrastructure Fund as of November 30, 2010, and the results of its operations, changes in its net assets and its cash flows for the period March 1, 2010 (commencement of operations) through November 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
March 28, 2011

STATEMENT OF ASSETS AND LIABILITIES

November 30, 2010

Assets

Investments in securities, at fair value (cost $4,476,663)	$4,938,757
Receivable from Adviser	4,000
Other assets	26,500

Total assets	4,969,257

Liabilities

Due to broker	43,020
Management fee payable	4,005
Accrued expenses	30,000

Total liabilities	77,025

Net assets	$4,892,232

Units outstanding	7,893.55

Net asset value per unit	$619.78

See accompanying notes to financial statements.

STATEMENT OF OPERATIONS

For the period March 1, 2010 (commencement of operations) through November 30, 2010

Investment income
Dividends	$111,719

Expenses
Legal fees	130,202
Management fee	17,205
Professional fees and other	37,526

Total expenses, before expenses paid by Adviser	184,933
Expenses paid by Adviser	(164,217)

Total expenses, net of expenses paid by Adviser	20,716

Net investment income	91,003

Realized and unrealized gain on investments
Net realized gain on securities	66,135
Net change in unrealized appreciation on securities	462,094

Net gain on investments	528,229

Net change in net assets resulting from operations	$619,232

See accompanying notes to financial statements.

STATEMENT OF CHANGES IN NET ASSETS

For the period March 1, 2010 (commencement of operations) through November 30, 2010

Operations
Net investment income	$91,003
Net realized gain on securities	66,135
Net change in unrealized appreciation on securities	462,094

Net change in net assets resulting from operations	619,232

Unit transactions Issuance of units
Issuance of units	4,273,000

Net change in net assets	4,892,232

Net assets, beginning of period	—

Net assets, end of period	$4,892,232

See accompanying notes to financial statements.

STATEMENT OF CASH FLOWS

For the period March 1, 2010 (commencement of operations) through November 30, 2010

Cash flows from operating activities
Net change in net assets resulting from operations	$619,232
Adjustments to reconcile net change in net assets resulting from operations to net cash used in operating activities:
Net realized gain on securities	(66,135)
Net change in unrealized appreciation on securities	(462,094)
Changes in operating assets and liabilities:
Purchases of investments in securities	(5,084,082)
Proceeds from sales of investments in securities	673,554
Receivable from Adviser	(4,000)
Other assets	(26,500)
Due to broker	43,020
Management fee payable	4,005
Accrued expenses	30,000

Net cash used in operating activities	(4,273,000)

Cash flows from financing activities
Proceeds from issuance of units	4,273,000

Net change in cash	—

Cash, beginning of period	—

Cash, end of period	$—

See accompanying notes to financial statements.

CONDENSED SCHEDULE OF INVESTMENTS

November 30, 2010

	Number of Shares	Percentage of Net Assets	Fair Value
Investments in securities, at fair value

Master limited partnerships
United States
Crude/refined products, pipelines and storage
Buckeye Partners, L.P.	3,810	5.3%	$259,347
NuStar Energy L.P.	2,520	3.5	169,974
NuStar GP Holdings, LLC	4,650	3.4	164,517
Other		20.7	1,011,442
Natural gas/natural gas liquid pipelines and storage
Williams Partners L.P.	3,650	3.5	171,733
Energy Transfer Equity, L.P.	4,300	3.5	170,108
Energy Transfer Partners L.P.	3,250	3.4	164,678
Other		14.1	688,357
Natural gas gathering/processing		18.8	921,422
Coal
Alliance Holdings GP, L.P.	3,600	3.4	164,160
Alliance Resource Partners L.P.	2,150	2.7	133,300
Other		8.7	431,805
Propane		3.8	188,350
Shipping		2.6	126,208

Total master limited partnerships (cost $4,314,463)		97.4	4,765,401

Common stocks
United States
Natural gas/natural gas liquid pipelines and storage Williams Companies, Inc. (cost $162,200)	7,600	3.6	173,356

Total investments in securities, at fair value (cost $4,476,663)		101.0%	$4,938,757

See accompanying notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

1.	Nature of operations and summary of significant accounting policies

Nature of Operations

The Cushing MLP Infrastructure Fund (the “Fund”), was organized as a Delaware statutory trust, pursuant to an agreement and declaration of trust, dated January 15, 2010 (the “Declaration of Trust”). The Fund’s investment objective is to seek to produce current income and capital appreciation. The Fund anticipates that it will register as a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended at such time, if any, as the Fund accepts in excess of 99 investors. The Fund commenced operations on March 1, 2010. The Fund is managed by Swank Energy Income Advisors, LP. On January 19, 2011, Swank Energy Income Advisors, LP changed its name to Cushing MLP Asset Management, LP (the “Investment Adviser”). Refer to the Fund’s offering memorandum for more information.

Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as detailed in the Financial Accounting Standards Board’s Accounting Standards Codification.

These financial statements were approved by management and available for issuance on March 28, 2011. Subsequent events have been evaluated through this date.

Fair Value — Definition and Hierarchy

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Fund uses various valuation approaches. A fair value hierarchy for inputs is used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs are to be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Fund. Unobservable inputs reflect the Fund’s assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Fund has the ability to access. Valuation adjustments are not applied to Level 1 investments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these investments does not entail a significant degree of judgment.

Level 2 — Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

NOTES TO FINANCIAL STATEMENTS

1.	Nature of operations and summary of significant accounting policies (continued)

Fair Value — Definition and Hierarchy (continued)

The availability of valuation techniques and observable inputs can vary from investment to investment and are affected by a wide variety of factors, including the type of investment, whether the investment is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that cannot be reasonably determined. Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the investments existed. Accordingly, the degree of judgment exercised by the Fund in determining fair value is greatest for investments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety, is determined based on the lowest level input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Fund’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Fund uses prices and inputs that are current as of the measurement date, including periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many investments. This condition could cause an investment to be reclassified to a lower level within the fair value hierarchy.

Fair Value — Valuation Techniques and Inputs

Investments in Securities

The Fund values investments in securities that are freely tradable and are listed on a national securities exchange or reported on the NASDAQ national market at their last reported sales price as of the valuation date.

Investment Transactions and Related Investment Income

Investment transactions are accounted for on a trade-date basis. Dividends are recorded on the ex-dividend date. Dividends include distributions from master limited partnerships.

Income Taxes

The Fund does not record a provision for U.S. federal, state, or local income taxes because the unitholders report their share of the Fund’s income or loss on their income tax returns. Certain non-United States dividend income may be subject to a tax at prevailing treaty or standard withholding rates with the applicable country or local jurisdiction.

NOTES TO FINANCIAL STATEMENTS

1.	Nature of operations and summary of significant accounting policies (continued)

Income Taxes (continued)

The Fund is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. De-recognition of a tax benefit previously recognized results in the Fund recording a tax liability that reduces ending net assets. Based on its analysis, the Fund has determined that it has not incurred any liability for unrecognized tax benefits as of November 30, 2010. However, the Fund’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

The Fund recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized as of and for the period March 1, 2010 (commencement of operations) through November 30, 2010.

The Fund files an income tax return in the U.S. federal jurisdiction, and may file income tax returns in various U.S. states and foreign jurisdictions. The Fund is subject to income tax examinations by major taxing authorities for all tax years since its inception.

The Fund may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Fund’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Fund’s management to make estimates and assumptions that affect the amounts disclosed in the financial statements. Actual results could differ from those estimates.

2.	Fair value measurements

The Fund’s assets recorded at fair value have been categorized based upon a fair value hierarchy as described in the Fund’s significant accounting policies in Note 1. The following table presents information about the Fund’s assets measured at fair value as of November 30, 2010:

	Level 1	Level 2	Level 3	Total
Assets (at fair value)

Investment in securities
Master limited partnerships	$4,765,401	$—	$—	$4,765,401
Common stocks	173,356	$—	$—	173,356

Total investments in securities	$4,938,757	$—	$—	$4,938,757

NOTES TO FINANCIAL STATEMENTS

3.	Due to broker

The Fund does not generally use leverage as part of its investment strategy. From time to time, due to differences between the timing of the receipt of cash from subscriptions or other sources, the Fund may have insufficient assets to cover the cost of securities transactions resulting in a net due balance from a broker. Such amounts due to brokers are typically temporary in nature and represent margin borrowings that are collateralized by certain marketable securities of the Fund.

In the normal course of business, substantially all of the Fund’s securities transactions, money balances, and security positions are transacted with the Fund’s broker — BNP Paribas Prime Brokerage, Inc. The Fund is subject to credit risk to the extent any broker with which it conducts business is unable to fulfill contractual obligations on its behalf. The Fund’s management monitors the financial condition of the broker and does not anticipate any losses from this counterparty.

4.	Unit transactions

Common units of beneficial interest (“Common Units”) of the Fund may be offered or sold in a private placement to persons who satisfy the suitability standards set forth in the offering memorandum. The Fund offers Common Units at which are generally expected to occur on the first business day of each month. Each investor’s subscription will be made in accordance with the subscription agreement and will be denominated in Common Units having a purchase price equal to the net asset value per Common Unit on the day following the first day of the month. Each investor will be issued a number of Common Units equal to the investor’s contribution divided by the purchase price per Common Unit. The Fund will notify each investor directly of the number of Common Units issued to such investor. As of November 30, 2010, the Fund had 7,893.55 Common Units outstanding.

In accordance with the offering memorandum, profits and losses of the Fund are allocated to unitholders according to their respective interests in the Fund.

The Fund generally intends to pay distributions quarterly, in such amounts as may be determined from time to time by the board of trustees. Unless a unitholder elects otherwise, distributions, if any, will be automatically reinvested in additional Common Units in the Fund. On February 1, 2011, the Fund issued 120.94 units through its dividend reinvestment plan.

Unitholders have redemption rights which contain certain restrictions with respect to rights of redemption of units as specified in the offering memorandum. Refer to the Fund’s offering memorandum for more information.

5.	Related party transactions

The Fund pays the Adviser a management fee, calculated and payable monthly in advance, equal to 0.083% (1.0% per annum) of the net assets of the Fund determined as of the beginning of each calendar month.

For the fiscal year ended November 30, 2010, the Adviser has agreed to pay for the Fund’s expenses on behalf of the Fund. As of November 30, 2010, the Adviser owes the Fund $4,000 for professional fees. From March 1, 2010 (commencement of operations) through November 30, 2010, the Advisor paid $164,217 of professional fees on behalf of the Fund.

One of the trustees of the Fund is affiliated with the Adviser.

NOTES TO FINANCIAL STATEMENTS

6.	Fund’s administrator

J.D. Clark & Company serves as the Fund’s administrator and performs certain administrative and clerical services on behalf of the Fund.

7.	Financial highlights

Financial highlights for the period March 1, 2010 (commencement of operations) through November 30, 2010 are as follows:

Per unit operating performance
Net asset value, on date of initial issuance	$500.00
Income from investment operations:
Net investment income	17.60
Net gain on investments	102.18

Total from investment operations	119.78

Net asset value, end of period	$619.78

Total return	24.0%

Ratio to average net assets
Expenses	7.5%
Expenses paid by Adviser	(6.5)

Net expenses	1.0%

Net investment income	4.3%

An individual unitholder’s return and ratios may vary based on the timing of capital transactions. The ratios, excluding nonrecurring expenses, have been annualized.

8.	Subsequent events

From December 1, 2010 through March 28, 2011, the Fund accepted additional subscriptions of $3,835,000.

Appendix A

FORM OF REPURCHASE INSTRUMENT

The Cushing® MLP Infrastructure Fund (“Payor”), a Delaware statutory trust, hereby promises to pay [UNITHOLDER NAME] (“Payee”) the Payment Amount (as defined in Section 2) as discussed below.

This Repurchase Instrument is being issued so that Payor may repurchase from Payee the common units of beneficial interest (“Common Units”) of Payor that have been tendered by Payee pursuant to the terms and subject to the conditions set out in the applicable Offer to Repurchase and the Letter of Transmittal submitted by Payee (which Offer to Repurchase and Letter of Transmittal, together with any amendments or supplements thereto collectively constitute the “Offer”) and accepted for purchase by Payor (the “Repurchased Units”). This Repurchase Instrument is (i) not negotiable, (ii) not interest-bearing and (iii) not assignable.

1. General Payment Provisions. Payor will make the Payment under this Repurchase Instrument in a single installment in such currency of the United States of America as will be legal tender at the time of payment. Payment under this Repurchase Instrument will be made by immediately available funds to Payee’s account as previously identified to Payor by Payee. Notwithstanding the foregoing, Payor may decide, in its sole discretion, to make payment in cash, by the distribution of securities in kind, or partly in cash and partly in kind. Any payment in the form of securities will be made by means of a separate arrangement entered into with Payee in the sole discretion of Payor.

2. Payment. The “Payment Amount” will be an amount equal to the net asset value of the Repurchased Units determined as of                      (the “Valuation Date”) (valued in accordance with the policies and procedures with respect to the determination of net asset value as determined from time to time by the Board Trustees of Payor pursuant to Payor’s Agreement and Declaration of Trust). Payor will make payment under this Repurchase Instrument following the determination of the net asset value of the Common Units as of the Valuation Date, but in no event later than fourteen (14) days after the Valuation Date.

3. Optional Prepayment. This Repurchase Instrument may be prepaid, without premium, penalty or notice, at any time on or after the Valuation Date.

4. Events of Default.

(a) The occurrence of any of the following events shall be deemed to be an “Event of Default” under this Repurchase Instrument:

(i.)	Payor defaults in payment of the Payment Amount when due in accordance with this Repurchase Instrument and any such default continues for a period of ten (10) days;

(ii.)	Payor shall commence any proceeding or other action relating to itself in bankruptcy or seeking reorganization, arrangement, readjustment, dissolution, liquidation, winding-up, relief or composition of Payor or of the debts of Payor under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and any of such events continues for sixty-five (65) days undismissed, unbonded or undischarged; Payor applies for, or consents or acquiesces to, the appointment of a receiver, conservator, trustee or similar officer for Payor or for all or substantially all of the property of Payor and any of such events continues for sixty-five (65) days undismissed, unbonded or undischarged; or

(iii.)	The commencement of any proceeding or the taking of any other action against Payor in bankruptcy or seeking reorganization, arrangement, readjustment, dissolution, liquidation, winding-up, relief or composition of Payor or of the debts of Payor under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and any of such events continues for sixty-five (65) days undismissed, unbonded or undischarged; or the appointment of a receiver, conservator, trustee or similar officer for Payor or for all or substantially all of the property of Payor and any such event continues for sixty (60) days undismissed, unbonded or undischarged.

(b) Upon the occurrence of an Event of Default, the entire unpaid amount of this Repurchase Instrument outstanding shall become immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, and without any action on the part of Payee.

5. Miscellaneous.

(a) Governing Law; Consent to Jurisdiction. This Repurchase Instrument and the rights and remedies of Payor and Payee will be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be wholly performed within such State, without regard to the conflict of laws principles of such State. Any legal action, suit or proceeding arising out of or relating to this Repurchase Instrument may be instituted in any state or federal court located within the State of Delaware, and each party hereto agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the venue of the action, suit or proceeding is improper or that this Repurchase Instrument or the subject matter hereof may not be enforced in or by such court.

(b) Notices. All communications under this Repurchase Instrument will be given in writing, sent by telecopier or registered mail to the address set forth below or to such other address as such party will have specified in writing to the other party hereto, and will be deemed to have been delivered effective at the earlier of its receipt or within two (2) days after dispatch.

If Payor, to:	The Cushing® MLP Infrastructure Fund 8117 Preston Road, Suite 440 Dallas, Texas 75225

If Payee, to:	to name and address of Payee, as set forth in the books and records of Payor

(c) Severability, Binding Effect. Any provision of this Repurchase Instrument that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(d) Amendment; Waiver. No provision of this Repurchase Instrument may be waived, altered or amended, except by written agreement between Payor and Payee.

(e) Waiver of Presentment. Payor hereby waives presentment, protest, demand for payment and notice of default or nonpayment to or upon Payor with respect to this Repurchase Instrument.

(f) No Transferability. Payee may not directly or indirectly pledge, assign, sell, hypothecate, exchange, transfer or otherwise dispose of legal or beneficial ownership (including without limitation through any swap, structured note or any other derivative transaction) of all or any portion of this

Repurchase Instrument to any person (collectively a “Transfer”), except for a Transfer that is effected solely by operation of law as the result of the death, divorce, bankruptcy, insolvency, adjudication of incompetence, dissolution, merger, reorganization or termination of such Payee or otherwise or a Transfer that is effected with the written consent of Payor, which consent may be given or withheld in Payor’s sole and absolute discretion, and any such permitted transferee shall become automatically subject to and bound by the terms of this Repurchase Instrument without any action on the part of such transferee.

(g) Certain Rights. Payee shall retain all rights to inspect the books and records of Payor and to receive financial and other reports relating to Payor until the Payment Date. However, Payee shall not be a Unitholder of Payor and shall have no other rights (including, without limitation, any voting rights) as a Unitholder under Payor’s Agreement and Declaration of Trust.

(h) Valuation. For purposes of calculating the value of the Repurchased Units, the amount payable to Payee will take into account and include all income, gains, losses, deductions and expenses of Payor through the Valuation Date. If Payor is liquidated or dissolved prior to the originally designated Valuation Date, the Valuation Date shall become the date on which Payor is liquidated or dissolved and the value of the Repurchased Units will be calculated in accordance with the foregoing sentence.

(i) Entire Agreement. This Repurchase Instrument and the Offer set out herein between the parties and supersede any prior oral or written agreement between the parties.

IN WITNESS WHEREOF, Payor has duly caused this Repurchase Instrument to be duly executed as of the date first above written.

THE CUSHING® MLP INFRASTRUCTURE FUND

By:
Name:
Title:

A-4